Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Receives Notice from NYSE Alternext US LLC

HOUSTON, TX – February 12, 2009 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced that on February 10, 2009, the Company received a notice from NYSE Alternext US LLC, formerly known as the American Stock Exchange (the “Exchange”), indicating that the Company was not in compliance with Section 704 of the NYSE Alternext US LLC Company Guide, formerly the American Stock Exchange Company Guide (the “Company Guide”), in that it did not hold an annual meeting of its stockholders during 2008.  In order to maintain its Exchange listing, the Company must submit a plan of compliance by March 10, 2009 advising the Exchange of action it has taken, or will take, that would bring it into compliance with Section 704 of the Company Guide by August 11, 2009.  The Corporate Compliance Department of the Exchange will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by August 11, 2009, in which case the plan will be accepted.  If the plan is accepted, the Company may be able to continue its listing during the plan period up to August 11, 2009, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.  If the Company does not submit a plan, if the Company submits a plan that is not accepted or if the plan is accepted but the Company is not in compliance with the continued listing standards at the conclusion of the plan period or does not make progress consistent with the plan during the plan period, the Company may become subject to delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.

During 2008 and early 2009, the Company has been focused on commissioning its flagship biodiesel refinery in Seneca, Illinois and obtaining the working capital necessary to operate the refinery at full capacity while reducing its general and administrative expenses.  The Company intends to submit a plan to the Exchange and hold an annual meeting of stockholders in the late April to May time frame to regain compliance with the Exchange’s listing standards.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM D6751 quality biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 190 to 210 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy includes building additional biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors

Nova Biosource Fuels Receives Notice from NYSE Alternext US LLC

February 12, 2009

disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Annual Report on Form 10-K for the period ended October 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows, including the limited amount of available working capital, the volatile nature of the commodities and biodiesel markets and the risks to customer acceptance of biodiesel as a substitute for petroleum diesel. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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